EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media:	Lowell Weiner	Investors:	Valerie Haertel
	(201) 269-6986		(201) 269-5781
	Lowell_weiner@medco.com		valerie_haertel@medco.com
Medco Elects Nancy-Ann DeParle to Board of Directors
FRANKLIN LAKES, N.J., Oct. 22, 2008 – Medco Health Solutions, Inc. (NYSE:MHS) today announced the election of Nancy-Ann DeParle to the company’s board of directors effective immediately.
DeParle, 51, is a health policy expert who ran the nation’s largest health insurance program – the Health Care Financing Administration, now known as the Centers for Medicare and Medicaid Services – overseeing $600 billion in annual spending and providing health care to 74 million Americans. Currently, DeParle is managing director of CCMP Capital Advisors and a senior fellow of health care systems at The Wharton School at the University of Pennsylvania.
“Nancy-Ann’s extensive experience managing the nation’s health care system, combined with her legal and financial expertise, makes her a perfect addition to our strong and diverse board of directors,” said David B. Snow Jr., Medco chairman and CEO. “She is an innovative manager who helped modernize Medicare, and her experiences will help Medco remain competitive as our health care system evolves.”
Added DeParle: “Medco is an exciting company that is leveraging technology and innovation to help reduce health care costs and improve the quality of care. I admire the company’s passion for improving our health care system and I look forward to sharing my experiences and expertise to help Medco continue its mission to advance the practice of pharmacy and help improve our nation’s health care system.”
DeParle is a trustee for the Robert Wood Johnson Foundation, and is a former member of the Medicare Payment Advisory Commission, the Comptroller General’s Advisory Board (U.S. General Accounting Office), the National Academy for Social Insurance and the National Academy of Public Administration. She also serves as a member of the board of directors for Boston Scientific and Cerner Corporation, and for CareMore Health Plan, Noble Environmental Power and Legacy Hospital Partners, all private companies owned by CCMP Capital.
DeParle holds a bachelor’s degree from the University of Tennessee and a juris doctorate from Harvard Law School. She also earned bachelor’s and master’s degrees in politics and economics from Balliol College of Oxford University, where she was a Rhodes Scholar. In 1994, DeParle was named one of Time magazine’s 50 Most Promising Leaders Age 40 and Under.
About Medco
Medco Health Solutions, Inc. (NYSE:MHS) is the nation’s leading pharmacy benefit manager based on its 2007 total net revenues of more than $44 billion. Medco’s prescription drug benefit programs, covering approximately one-in-five Americans, are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, for individuals served by the Medicare Part D Prescription Drug

Program, and those served by Medco’s specialty pharmacy segment, Accredo Health Group. Medco, the world’s most advanced pharmacy®, is positioned to serve the unique needs of patients with chronic and complex conditions through its Medco Therapeutic Resource Centers®, including its enhanced diabetes pharmacy care practice through the Liberty acquisition. Medco is the highest-ranked independent pharmacy benefit manager on the 2008 Fortune 100 list. On the Net: http://www.medcohealth.com.
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.